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                                                                    EXHIBIT 15.1

                       [LETTERHEAD OF DELOITTE & TOUCHE]



August 13, 1999



Telecomunicaciones de Puerto Rico, Inc.
1515 F.D. Roosevelt Avenue
Guaynabo, PR 00968

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Telecomunicaciones de Puerto Rico, Inc. and subsidiaries as of June 30, 1999 and for the six months periods ended June 30, 1999 and 1998, as indicated in our report dated August 13, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Prospectus, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP